SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant  / /

Filed by a party other than the registrant  /x/

Check the appropriate box:

   / /   Preliminary proxy statement      / /   Confidential, for Use of the
                                                Commission Only (as permitted by
   / /   Definitive proxy statement             Rule 14a-6(e)(2))

   / /   Definitive additional materials

   /x/   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       GREAT WESTERN FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                            H. F. AHMANSON & COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/   No fee required

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

H. F. AHMANSON & COMPANY          HOME SAVINGS OF AMERICA          NEWS
                                  SAVINGS OF AMERICA

4900 Rivergrade Road, Irwindale, California  91706 * (818) 814-7922


FOR IMMEDIATE RELEASE                           CONTACTS:
---------------------                              Media: Mary Trigg
                                                          (818) 814-7922
                                                          Adrian Rodriguez
                                                          (818) 814-5169
                                                Investor: Steve Swartz
                                                          (818) 814-7986


                     AHMANSON'S HOME SAVINGS OF AMERICA UNIT
               PLEDGES $70 BILLION IN COMMUNITY REINVESTMENT PLAN

        --LARGEST CRA COMMITMENT IN U.S. BANKING HISTORY SPANS 10 YEARS--

      IRWINDALE, Calif., March 20, 1997 -- H. F. Ahmanson & Company's (NYSE:AHM) subsidiary, Home Savings of America, today announced a community reinvestment commitment of $70 billion over a 10-year period. This historic CRA commitment is more than 50% higher than that proposed by any other depository institution in the country.

      "We have long been deeply committed to the principles embodied in the Community Reinvestment Act as demonstrated by our outstanding CRA record over a sustained period of time. Our $70 billion commitment expresses our continued resolve to strive to be the leader in serving the financial needs of the diverse communities that comprise our customer base and our desire to partner with those communities," said Charles R. Rinehart, chairman and chief executive officer of Ahmanson.

      "Equally important, it reflects a strategic effort to mine the largely untapped market potential of our state's underserved minority communities. We firmly believe this undertaking makes good business sense and will yield both short- and long-term financial returns for our shareholders," he added.

      The Greenlining Coalition and the California Reinvestment Committee (CRC), which represent the interests of more than 200 community, civil rights, church, minority business, and non-profit groups, were instrumental in helping Ahmanson formulate this historic commitment. Home Savings has made its pledge assuming completion of its proposed merger with Great Western (NYSE:GWF).

      Even if the Great Western transaction does not proceed as anticipated, Home Savings will remain committed to the principles contained in its commitment and will stand by a pledge commensurate with its deposit base, assets, market share, and branch network.

      "Because the dialogue in formulating this leadership commitment has proven so valuable to us and because we are committed to maintaining and enhancing our demonstrated record of leadership in satisfying the diverse needs of the communities we serve, we plan to institutionalize a partnership with the community. Accordingly, we will establish a Partnership Council, comprised of 11 community leaders, with which we can work to develop programs that will help us sustain our leadership role," continued Rinehart.

      The $70 billion commitment, among other things, encompasses four broad categories and proposed lending targets:

*     SINGLE FAMILY AND CONSUMER LENDING FOR THE UNDERSERVED:

      o $45 billion in home (1-4 units) financing for minorities and borrowers in low to moderate income census tracts

      o $12 billion in various consumer loan products to minorities and individuals in low to moderate census tracts

*     FINANCING FOR MULTI-FAMILY LENDING:

      o $500 million of permanent financing of multi-family housing targeting low-low to moderate income renters and census tracts, with priority given to non-profit housing developers

      o $400 million in tax credit equity investments targeting renters in the low-income category

      o $3 billion in multi-family financing of which 35% is estimated to be in low to moderate census tracts

*     SMALL BUSINESS LENDING:

      o     $10 billion in small business loans

      o Set forth a good faith effort to make 75% (based on dollar amount) of the $10 billion in loans and lines of credit under $50,000;

*     PHILANTHROPIC GIVING:

      o Establish a unique profit sharing with the community whereby Home Savings would contribute at least 2% of after-tax income annually to charitable organizations. This percentage will increase as Home Savings reaches a certain threshold in stockholder return. This commitment is expected to result in a minimum of $150 million in charitable contributions and investments over the 10-year period;

      o Home Savings will contribute 10% of the net recovery of any settlement or judgment resulting from its goodwill litigation against the government in the form of charitable contributions and investments for the benefit of the underserved within its service areas.

      In addition, Home Savings will further demonstrate its commitment to the principles of affirmative action and to promoting diversity in its work force through its commitment to minority lending, vendor contracts and diversity in its top management and board of directors.

      This CRA commitment will help ensure lending and banking access for low income and minority communities as well as small businesses in the areas served by Home Savings and Great Western. Furthermore, Home Savings' commitment to small business lending should generate more than 275,000 additional jobs over the next 10 years.

      "Home Savings' historic commitment reflects great business acumen and leadership and is a major step toward revolutionizing and revitalizing the economic and social development of inner city and minority communities that have long been underserved. Such a pledge will help maintain and increase bank access in the inner city and low-income communities and will aid in overall community growth," said John C. Gamboa, executive director of the Greenlining Institute.

      CRC Executive Director Alan Fisher said, "This is an outstanding community commitment and the best made by any savings and loan to date. The depth of Home Savings' commitment to very small businesses, affordable housing, and to providing assistance for low income and minority communities is truly impressive.

      "One of the most impressive elements of Home's plan is its pledge to continue with a strategic commitment commensurate with its size even if it does not acquire Great Western," he added.

      Other prominent community leaders also remarked:

      "With its $70 billion commitment, Home Savings has demonstrated that it will become the national financial leader in affirmative action and inner city home lending," said George Bivins, vice chair of the Black Business Association.

      "More than any other community reinvestment commitment, Home's pledge demonstrates the financial synergy of tapping California's huge minority market, one with a GNP that far exceeds that of Switzerland," added Gelly Borromeo, publisher of Asian Enterprise.

      H. F. Ahmanson, with nearly $50 billion in assets, is the parent company of Home Savings of America, one of the nation's largest full-service consumer banks.

              SHARES OF GREAT WESTERN FINANCIAL CORPORATION ("GWF")
                  COMMON STOCK HELD BY H. F. AHMANSON & COMPANY
               ("AHMANSON"), ITS DIRECTORS AND EXECUTIVE OFFICERS
            AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF AHMANSON
              AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
                 CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY
                                 OF THEM AND GWF

Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on a date to be announced (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below are also soliciting consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt non-binding resolutions of stockholders and amendments to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Schulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer), Madeleine
A. Kleiner (Senior Executive Vice President, Chief Administrative Officer and General Counsel), Anne-Drue M. Anderson (Executive Vice President and Treasurer), Tim S. Glassett (First Vice President and Assistant General Counsel), Linda McCall (Senior Vice President and Director of Corporate Taxes), Stephen A. Swartz (Senior Vice President and Director of Investor Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), Mary A. Trigg (Senior Vice President and Director of Public Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Samantha Davies (Vice President of Public Relations), Adrian Rodriguez (Vice President of Public Relations), and Peter Bennett (Assistant Vice President of Public Relations); and the following Nominees: Lawrence A. Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

As of March 18, 1997, Ahmanson is the beneficial owner of 2,344,800 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

Other than set forth herein, as of March 18, 1997, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such
Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation.
Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of March 18, 1997, CSFB held a net short position of 2,676 shares of GWF common stock and Montgomery held no shares of GWF common stock.

Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson who may participate in this solicitation or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.


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